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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Registration Statement of Kimberly-Clark Corporation on Form S-4 of our reports dated January 27, 1995, appearing in or incorporated by reference in the Annual Report on Form 10-K of Kimberly-Clark Corporation for the year ended December 31, 1994 and to the references to us under the headings "SUMMARY -- The Merger and the Merger Agreement, Anticipated Accounting Treatment," "THE MERGER -- Background of the Merger," "OTHER TERMS OF THE MERGER AGREEMENT -- Conditions Precedent to the Merger," and "EXPERTS" all in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement.

                                            DELOITTE & TOUCHE LLP

Dallas, Texas
November 8, 1995